UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.   )

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DOMTAR CORPORATION
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BUILDING ON OUR CAPABILITIES

2019 ANNUAL REPORT

Domtar

BUILDING ON OUR CAPABILITIES 2019 ANNUAL REPORT

SELECTED ED FINANCIAL FIGURES Years ended December 31 2017 2018 2019 2019 SALES BY BUSINESS SEGMENT (In millions of dollars unless otherwise noted) Pulp and Paper 82% Consolidated sales per segment Personal Care 18% Pulp and Paper 4,216 4,523 4,332 Intersegment sales (64) (68) (65) Personal Care 996 1,000 953 Consolidated sales 5,148 5,455 5,220 Operating income (loss) per segment Pulp and Paper 237 438 225 Personal Care (527) (5) (15) Corporate (38) (47) (47) Operating income (loss) (328) 386 163 2019 SALES BY REGION Net earnings (loss) (258) 283 84 U.S. 71% Cash flows from operating activities 449 554 442 Europe 11% Canada 8% Capital expenditures 182 195 255 Asia 7% Free cash flow1 267 359 187 Other 3% Total assets 5,212 4,925 4,903 Long-term debt, including current portion 1,130 854 939 Net debt-to-total capitalization ratio1 29% 23% 27% Total shareholders’ equity 2,483 2,538 2,376 Weighted average number of common shares outstanding in millions (diluted) 62.7 63.1 61.4 1 Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at the end of this document.

SALES
(In millions of dollars)

5,148
5,455
5,220
2017
2018
2019

EBITDA BEFORE ITEMS[1]
(In millions of dollars)

569
725
563
2017
2018
2019

CASH RETURNED TO SHAREHOLDERS
(In millions of dollars)

104
108
329
2017
2018
2019

CASH FLOWS FROM OPERATING ACTIVITIES
(In millions of dollars)

449
554
442
2017
2018
2019

FREE CASH FLOW[1]
(In millions of dollars)

267
359
187
2017
2018
2019

1,130
854
939
2017
2018
2019

DOMTAR 2019 ANNUAL REPORT 1

SALES EBITDA CASH RETURNED (In millions of dollars) BEFORE ITEMS1 TO SHAREHOLDERS (In millions of dollars) (In millions of dollars) 725 329 5,455 5,220 5,148 569 563 104 108 2017 2018 2019 2017 2018 2019 2017 2018 2019 CASH FLOWS LONG-TERM DEBT, FROM OPERATING FREE INCLUDING CURRENT ACTIVITIES CASH FLOW1 PORTION (In millions of dollars) (In millions of dollars) (In millions of dollars) 554 359 1,130 449 442 939 267 854 187 2017 2018 2019 2017 2018 2019 2017 2018 2019 DOMTAR 2019 ANNUAL REPORT 1

MESSAGE

TO SHAREHOLDERS

BUILDING ON OUR CAPABILITIES

DOMTAR CONTINUES TO BUILD ON ITS CAPABILITIES AND EXECUTE A WELL-DEFINED STRATEGY TO MAXIMIZE THE VALUE OF EACH OF ITS BUSINESSES.

Led by a strong team, Domtar is well positioned to drive growth, return capital to shareholders and reach the next stage in its evolution as a leading North American pulp and paper company and a recognized personal care products supplier.

Despite market challenges in 2019, we showed resilience and delivered strong results, including $442 million in cash flows from operating activities. The businesses in which we operate are adjusting to market volatility, and we continue to be agile and flexible in these changing market conditions. Our solid financial position allowed us to return $329 million to our shareholders for the year through dividends and share buy-backs, while we continue to invest strategically in our assets.

Our commitment to operating responsibly and sustainably remains steadfast. Versatile and renewable wood fiber is the foundation of our business. As a fiber innovator, we are proud of our record as a sustainability leader for the benefit of our people, our communities and our planet.

RESILIENT PAPER BUSINESS

Our paper business EBITDA margins1 improved in 2019 compared to the prior year due to pricing and improved product mix. We continue to provide best-in-class service to our customers and to increase our share of wallet with them, while pursuing new sales opportunities.

We remain committed to balancing our supply with customer demand, maintaining lower inventories and minimizing our downtime costs. We took approximately 300,000 short tons of market downtime during the year to match our capacity with customer demand before permanently idling 204,000 short tons of paper capacity. Our ability to adjust quickly to changing market conditions reflects both the agility of our team and the optionality of our asset base. We have shown that we can find creative uses for our paper assets as demand declines, and we have identified repurposing optionality for approximately half of our remaining paper capacity.

We continue to invest in projects that strengthen our best-performing mills, reduce our cost structure and support new capabilities. As we accelerate our efforts in the development of innovative products for plastic substitution and other emerging markets, we remain focused on being North America’s uncoated freesheet market leader and supplier of choice for our paper customers.

EXPANDING MARKET PULP BUSINESS

While 2019 was a challenging year for pulp pricing, our growth plans remain on track. We made progress toward improving our cost position through targeted investments and continuous improvement projects, while aligning our business with winning customers and markets. Tissue, hygiene and select specialty pulp markets are showing global demand growth, and our product mix evolved further in their direction during the year.

1	Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at the end of this document.

2     DOMTAR    2019 ANNUAL REPORT

“WHETHER IT’S THE QUALITY OF OUR ASSETS, THE MARKETS IN WHICH WE OPERATE, OR THE STRENGTH AND CREATIVITY OF OUR PEOPLE, DOMTAR IS WELL POSITIONED FOR LONG-TERM SUCCESS.” DOMTAR 2019 ANNUAL REPORT 3

MESSAGE

TO SHAREHOLDERS

Domtar is a major pulp supplier with high-performing, low-cost mills and has the ability to meet customer needs for high-quality products in North America and globally. We plan to continue improving customer and product mix, enhancing our value proposition and increasing productivity so that we can fully realize the capability of our assets.

FOCUSED PERSONAL CARE BUSINESS

In Personal Care, we improved EBITDA margins1 when compared to the prior year, and we simplified and stabilized the business to compete more effectively in a challenging global market. These actions included consolidating our North American manufacturing footprint, streamlining expenses, and simplifying our operating structure and work processes, which resulted in productivity improvements and supply chain efficiencies. While executing our margin improvement plan, we also achieved some important wins in our infant diaper business that will scale up this year.

We have built the foundation for a lower cost position and established the commercial focus required to unlock future growth and profitability. Looking ahead, we will focus on delivering on our commercial commitments, developing our strategic customer relationships and investing to serve our customers in the longer term.

DISCIPLINED CAPITAL ALLOCATION

The shareholder returns consistently generated by Domtar through the years are driven by a successful and sustainable business strategy underpinned by disciplined capital allocation. Across our businesses, our objective is to make sound investments that will help sustain earnings throughout the business cycle.

In paper, we maximize value by providing best-in-class service and keeping our supply in line with our customers’ demand. Capital is judiciously allocated to projects that increase productivity and efficiency across our operations in support of higher profitability. Paper manufacturing assets no longer required to serve our customers will be repurposed in a timely manner to their next best use, being either low-cost pulp or competitive containerboard. In our growing pulp business, we are investing strategically to strengthen the long-term competitiveness of our assets, while the priority in Personal Care is to reach the profitability potential of our current asset base.

With strong cash generation and a solid balance sheet, we also have the capacity to consider value-creating acquisitions. In terms of targets, we will favor only meaningful, fiber-based opportunities with a strong overlap with our existing businesses.

We will maintain a balanced capital allocation approach by returning the majority of future free cash flows1 to shareholders, while maintaining the flexibility to deploy capital to the highest value-creating options.

CREATING A SUSTAINABLE FUTURE

While striving to make Domtar even more resilient and successful, we are also committed to operating responsibly. Wood fiber, the building block of all our products, is a highly versatile and renewable resource. Our unwavering support for sustainable forestry is evidenced by our actions in both Domtar-owned lands and in our continuing efforts to help small landowners achieve certification for their forest management. Additionally, we are among the leaders in the use of renewable energy to power our mills and the beneficial reuse of manufacturing by-products. Each year, our goal is to outperform industry benchmarks and other key sustainability performance indicators, including the safety of our workplaces and well-being of our people.

1	Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at the end of this document.

4     DOMTAR     2019 ANNUAL REPORT

Our latest sustainability report was published last year, and it provides a full picture of our approach and performance. Operating responsibly, ethically and sustainably is embedded in Domtar’s culture, and we will continue to report with candor and transparency on the issues that matter most to our stakeholders. TAKING DOMTAR TO THE NEXT LEVEL We are focused on transforming Domtar into a growth company while living up to our values of agility, caring and innovation. I am confident that we have the capabilities to move forward on our current path, while driving value for all our stakeholders. Our readiness and adaptability are reflected in the strength of our team and the potential opportunities we have identified. By remaining focused and disciplined in areas where we can add value and improve our business, we will make Domtar even stronger. Thank you to our employees for their hard work and creativity, our customers for their partnership nd trust, and our shareholders for their continued support and investment in Domtar. I also recognize and appreciate our management team and Board members for their vision and leadership. Sincerely, John D. Williams President and Chief Executive Officer DOMTAR 2019 ANNUAL REPORT 5

MANAGEMENT COMMITTEE AND
BOARD OF DIRECTORS

LEADERSHIP
AND CORPORATE
GOVERNANCE

Domtar upholds the highest standards of business integrity and corporate social responsibility. These are reflected in our wide range of policies, regularly reviewed and updated, to promote strong governance, best practices, diversity and sustainability.

Our commitment to operating responsibly is supported by our Code of Business Conduct and Ethics applicable to all employees and Board members. Strict Corporate Governance Guidelines are the basis for our robust compliance program. For more information on our governance practices, or to consult our proxy statement, please visit domtar.com.

MANAGEMENT COMMITTEE

	1. John D. Williams President and Chief Executive Officer 3. Michael D. Garcia President Pulp and Paper Division 5. Zygmunt Jablonski Senior Vice President and Chief Legal and Administrative Officer	2. Daniel Buron Senior Vice President and Chief Financial Officer 4. Michael Fagan President Personal Care Division 6. Patrick Loulou Senior Vice President Corporate Development
6 DOMTAR 2019 ANNUAL REPORT

BOARD OF DIRECTORS	COMMITTEE MEMBERSHIPS

1. Robert E. Apple

Chief Operating Officer
MasTec, Inc.

Miami, Florida

Member of our
Board of Directors since
2012 and Chairman of
the Board since 2017

4. Brian M. Levitt

Chairman of the Board
The Toronto
Dominion Bank
Kingston, Ontario

Member of our
Board of Directors
since 2007

7. Denis Turcotte

Managing Partner and
Chief Operating Officer
Brookfield Asset
Management Inc.
Toronto, Ontario
Member of our
Board of Directors
since 2007

2. Giannella Alvarez

Corporate Director
Atlanta, Georgia

Member of our
Board of Directors
since 2012

5. David G. Maffucci

Corporate Director

Isle of Palms, South Carolina

Member of our
Board of Directors
since 2011

8. John D. Williams

President and
Chief Executive Officer
Domtar Corporation
Charlotte, North Carolina

Member of our
Board of Directors
since 2009

3. David J. Illingworth

Corporate Director
Orchid, Florida

Member of our
Board of Directors
since 2013

6. Pamela B. Strobel

Corporate Director
Chicago, Illinois

Member of our
Board of Directors
since 2007

9. Mary A. Winston

President

WinsCo Enterprises, Inc.
Charlotte, North Carolina

Member of our
Board of Directors
since 2015

Audit Committee David G. Maffucci, Chair David J. Illingworth Mary A. Winston
Environmental, Health, Safety and Sustainability Committee Denis Turcotte, Chair Giannella Alvarez David J. Illingworth
Finance Committee Brian M. Levitt, Chair David G. Maffucci Denis Turcotte Mary A. Winston
Human Resources Committee Pamela B. Strobel, Chair Giannella Alvarez Brian M. Levitt Denis Turcotte
Nominating and Corporate Governance Committee Robert E. Apple, Chair Brian M. Levitt David G. Maffucci Pamela B. Strobel

DOMTAR 2019 ANNUAL REPORT 7

BUSINESS OVERVIEW PULP AND PAPER SEGMENT
PULP AND PAPER

Domtar is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and an important supplier of specialty and packaging papers, with an annual paper production capacity of 2.9 million short tons. We are also one of the largest global pulp manufacturers, and a major supplier of high-quality papergrade, fluff and specialty pulp. We produce over 4 million air-dried metric tons of pulp in total, approximately half for internal use and the balance for sale to third parties.

Our pulp and paper business is built on a network of wood fiber converting assets strategically located across the United States and Canada. Over the past decade, we have repurposed 1.7 million short tons of our paper capacity to manufacture products for growing markets. We invest annually in projects that strengthen our best-performing mills while actively seeking new opportunities to redeploy assets no longer needed for paper production.

TRUSTED PAPER PARTNER

Maintaining our position as the leading North American uncoated freesheet paper manufacturer, Domtar sold just over 2.8 million short tons of paper in 2019. We provide a wide range of communication, specialty and packaging papers to a variety of customers, primarily in the United States, including merchants, retail outlets, stationers, printers, converters and end-users. Domtar is committed to remaining the long-term paper supplier of choice for its customers.

8     DOMTAR     2019 ANNUAL REPORT

Communication papers

Communication papers represent the majority of our total sales, with business papers being the largest product offering within this category. They are sold mainly to major North American retailers, independent office supply dealers and paper merchants. We offer a selection of our own recognized business paper brands, including Xerox® Paper and Specialty Media, ImagePrint® MultiUse and EarthChoice® Office Paper, and we also assist our customers in developing their own store brands.

Our communication papers are also used for commercial printing and publishing. In this category, customers are primarily paper merchants and converters who further process the paper to its final end-use state such as into books, pamphlets or envelopes, depending on the application. Cougar®, Lynx® Opaque Ultra and Husky® Opaque Offset are among our most recognized brands in this category.

Specialty and packaging papers

We manufacture specialty and packaging papers destined for applications as far ranging as food packaging and medical supplies. In addition, we supply base stock for thermal papers used to make cash register receipts, ATM print outs and lottery tickets, as well as an extensive range of industrial papers for applications such as sandpaper or tile backing, among other uses.

We continue to leverage our innovation and new product development pipeline to grow our position in specialty papers. We see an opportunity in this category to use specialty paper as a substitution for single-use plastics as customers increasingly seek alternatives for such items as straws and food packaging.

Right-sizing our paper
production capacity

We produce paper at 10 mills in the United States and Canada, supported by an efficient network of 13 offsite and onsite converting and forms manufacturing operations. In 2019, we permanently shut down two paper machines located in the United States, thereby reducing our uncoated freesheet production capacity by 204,000 short tons, in addition to taking approximately 300,000 short tons of market-related downtime during the year, to balance supply with our customers’ demand.

DOMTAR     2019 ANNUAL REPORT     9

BUSINESS OVERVIEW
PULP AND PAPER SEGMENT

PAPER MARKET DYNAMICS

In 2019, 6.5 million short tons of uncoated freesheet paper were manufactured in North America, representing an approximately 10% decline compared to the previous year. This reflects market-related downtime and permanent paper production capacity reductions in response to the market developments.

North American demand was nearly 7 million short tons, an 8.4% decrease compared to 2018. This decline exceeded the long-term secular trend due mostly to customer destocking. For its part, the North American specialty papers market is expected to continue to grow in line with population growth, and the manufacturing and construction sectors.

FOCUSED ON GROWTH IN
MARKET PULP

Domtar is a major global producer of softwood and fluff pulp. We operate two stand-alone pulp mills in Canada and one in the Southern United States, and we produce market pulp in six of our integrated North American pulp and paper mills. In 2019, we shipped 1.6 million air-dried metric tons of papergrade, fluff and specialty pulp to a diverse range of customers in over 50 countries around the world, in line with shipments in prior years. In 2020, we expect volume growth driven by our strategic investments, the restart of our Espanola, Ontario, mill and additional market pulp from our Ashdown, Arkansas, mill following the paper machine closure late last year.

Most of the pulp we sell is used in products that serve growing end-use markets. Our papergrade pulp is used for manufacturing consumer products such as bathroom and facial tissue, and paper towels. Domtar Lighthouse® fluff pulp is mainly used in the absorbent core of infant diapers, adult incontinence products, feminine hygiene products and airlaid nonwovens. Our specialty pulp customers produce a wide variety of products ranging from specialty and packaging papers to electrical insulating papers and building products.

DOMTAR PULP SHIPMENTS BY END USES[1]

End Use	% of Total Shipments
Absorbent Hygiene	43%
Towel and Tissue	34%
Specialty Paper and Materials	18%
Printing and Writing	5%

1 Includes pulp shipments to Personal Care

10     DOMTAR     2019 ANNUAL REPORT

Market pulp is subject to short-term fluctuations in selling prices, and 2019 was a challenging year in both domestic and global markets. However, the historical trend in average prices over a period of consecutive years has been positive. Our growing pulp business is well-positioned in attractive markets with a favorable medium to long-term outlook.

In 2019, we invested in strategic projects at several mills to improve our overall competitive position in the global pulp market. These investments included projects to increase energy efficiency and related environmental benefits, reduce fiber loss and maximize resource use, as well as improved productivity.

LEADING THE SHIFT TO A BIO-BASED ECONOMY

As a fiber innovator working with one of the world’s most renewable resources, Domtar has extensive experience turning wood fiber into useful, sustainable products. In recent years, we have accelerated our fiber-based product development activities to create new revenue opportunities from biomaterials, as the world shifts to a bio-based economy.

We have developed BioChoice® Lignin, a kraft lignin that can be used in the production of resins, thermoplastics and other chemicals, and to produce products as an alternative to common petroleum-based products, including plastics. We are also a major partner in CelluForce, a world leader in the commercial production of CelluForce NCC®, which is a form of Cellulose NanoCrystals. Produced from the cellulose in trees, it is abundant, renewable and biodegradable. Its properties help improve product performance in materials for the oil and gas, health care, and food and beverage industries, among others.

DOMTAR     2019 ANNUAL REPORT 11

BUSINESS OVERVIEW

PULP AND PAPER SEGMENT

PULP MARKET DYNAMICS

Global demand for chemical market pulp in 2019 was approximately 64.2 million air-dried metric tons, compared to 61.2 million tons in 2018. North American demand was 7.4 million tons, a 0.5% increase, while demand in China was 23.9 million tons, a 16% increase when compared to 2018.

Papergrade wood pulp consumption is expected to grow by an average of 1.6% per year for 2020-2023. Demand for wood pulp in China is projected to generate the largest portion of this growth, with an expected annual growth rate of 3.1% during the same period. For 2020-2023, global tissue demand is expected to grow on average 2.7% per year. As a result, global tissue demand is projected to rise well over 4 million tons, fueling demand for chemical market pulp.

World fluff pulp demand is forecast to expand at a 2.4% annual rate over the next five years. This is expected to be driven by the growth in the use of disposable diapers in less developed economies and incontinence products in developed economies as the population ages. Worldwide demand for absorbent hygiene products by units is expected to grow 2.9% over the same period.

12 DOMTAR     2019 ANNUAL REPORT

PULP AND PAPER SEGMENT FOOTPRINT

CORPORATE OFFICES

Fort Mill, South Carolina

Montreal, Quebec

DIVISION HEADQUARTERS

Fort Mill, South Carolina

UNCOATED FREESHEET ●

(Annual paper manufacturing capacity in short tons)

Ashdown, Arkansas (200,000 tons)

Espanola, Ontario (69,000 tons)

Hawesville, Kentucky (596,000 tons)

Johnsonburg, Pennsylvania (344,000 tons)

Kingsport, Tennessee (426,000 tons)

Marlboro (Bennettsville), South Carolina (274,000 tons)

Nekoosa, Wisconsin (168,000 tons)

Port Huron, Michigan (95,000 tons)

Rothschild, Wisconsin (131,000 tons)

Windsor, Quebec (642,000 tons)

MARKET PULP ○

(Annual pulp manufacturing capacity in air-dried metric tons)

Ashdown, Arkansas (586,000 tons)[2]

Dryden, Ontario (327,000 tons)

Kamloops, British Columbia (408,000 tons)

Plymouth, North Carolina (390,000 tons)

CHIP MILLS

Hawesville, Kentucky

Johnsonburg, Pennsylvania

Kingsport, Tennessee

Marlboro (Bennettsville), South Carolina

CONVERTING AND DISTRIBUTION – ONSITE

Ashdown, Arkansas

Rothschild, Wisconsin

Windsor, Quebec

CONVERTING AND FORMS MANUFACTURING

Addison, Illinois

Brownsville, Tennessee

Dallas, Texas

DuBois, Pennsylvania

Griffin, Georgia

Owensboro, Kentucky

Ridgefields, Tennessee

Rock Hill, South Carolina

Tatum, South Carolina

Washington Court House, Ohio

ARIVA – CANADA

Halifax, Nova Scotia

Montreal, Quebec

Mount Pearl, Newfoundland and Labrador

Ottawa, Ontario

Quebec City, Quebec

Toronto, Ontario

REGIONAL REPLENISHMENT CENTERS – UNITED STATES

Charlotte, North Carolina

Chicago, Illinois

Dallas, Texas

Delran, New Jersey

Indianapolis, Indiana

Jacksonville, Florida

Mira Loma, California

Seattle, Washington

REGIONAL REPLENISHMENT CENTERS – CANADA

Richmond, Quebec

Toronto, Ontario

Winnipeg, Manitoba

REPRESENTATIVE OFFICE – INTERNATIONAL

Hong Kong, China

LOCAL DISTRIBUTION CENTERS

Buffalo, New York

Cincinnati, Ohio

Cleveland, Ohio

Denver, Colorado

Des Moines, Iowa

Houston, Texas

Kansas City, Kansas

Minneapolis, Minnesota

Omaha, Nebraska

Phoenix, Arizona

Plain City, Ohio

Richmond, Virginia

Salt Lake City, Utah

San Antonio, Texas

San Lorenzo, California

St. Louis, Missouri

Vancouver, Washington

Walton, Kentucky

Wayne, Michigan

Wisconsin Rapids, Wisconsin

2 This reflects an incremental 70,000 tons of softwood and fluff pulp production expected as a result of the closure of a paper machine in November of 2019.

DOMTAR 2019 ANNUAL REPORT 13

BUSINESS OVERVIEW

PERSONAL CARE SEGMENT

PERSONAL CARE

Domtar is a recognized manufacturer of high-quality and innovative absorbent hygiene products, which we also design, market and distribute. We are one of the leading suppliers of adult incontinence products sold into North America and Europe. We are also a recognized supplier of infant diaper products and engineered absorbent materials.

Our five manufacturing plants are supported by a sales force in Europe and the United States. We sell our products primarily in North America and Europe, as well as in other countries around world.

IMPROVING QUALITY OF LIFE

Our vision is to be a global leader in absorbent hygiene markets by meeting the diverse needs of consumers through effective, affordable and widely available personal care solutions. Each year, we manufacture and ship billions of products for adults, infants and children that help improve their quality of life. Our products are designed with the consumer in mind, focused on leakage protection, absorbency, comfort, fit and aesthetics.

Adult incontinence products

We produce high-quality branded and partner-branded products for people – both young and old – living with light to heavy incontinence. Our proprietary brands include Attends®, Indasec®, IndasSlip® and Reassure®. Additionally, we make partner brands for major retailers around the world.

We serve institutional and consumer channels with products available online, in pharmacies and stores, and through healthcare services. In 2019, we shipped over 2.6 billion units of adult diapers, a 3% increase when compared to 2018 reflecting strong product and customer growth.

14 DOMTAR     2019 ANNUAL REPORT

Infant, child and youth products

We design and make baby diapers, training, youth pants and bed mats. Our brand names include Comfees®, ChelinoTM, NeneTM and BambinoTM We also work closely with major retailers supplying partner brand diapers for their own stores. In 2019, we shipped nearly 1.5 billion units of baby diapers, which was lower than in 2018 largely due to the planned exit of unprofitable customers.

Engineered absorbent materials

We are also innovators in producing ultrathin, disposable absorbent composites for manufacturing companies worldwide. Some of the world’s largest branded and private label manufacturers – including Domtar – incorporate our NovaThin® and NovaZorb® brand cores into a wide range of consumer products. These include feminine hygiene, adult incontinence, baby diapers, medical and healthcare applications, and food packaging.

POSITIONING FOR SUCCESS

In 2019, our personal care business was focused on margin improvement in a challenging global market. We consolidated our manufacturing footprint with the closure of our Waco, Texas, facility in the second quarter of 2019, and further optimized our production lines and capabilities across the network. We made solid progress in our asset repositioning and start-up activities in North America.

We also continued to adjust our product and customer mix in order to reduce complexity and align ourselves with strategic, long-term customers. This has enabled us to lower our cost position and create opportunities for future growth and profitability. While executing our margin improvement plan, we achieved some important customer wins in our infant diaper business that will scale up in 2020.

MARKET DYNAMICS

The adult incontinence category continues to show solid growth, estimated at 3% to 5% annually, as the world’s population ages. It is expected that in 10 years’ time over 12% of the projected total world population will be 65 or older. Lower pricing in this product category is in large part driven by pressure to reduce public spending on healthcare costs and on the availability of reimbursement programs. This category represents about two-thirds of Personal Care’s total sales, and our strategy for 2020 is to focus on higher margin segments, install and ramp-up new capacity to support growth and capture insource savings.

The infant diaper market is currently experiencing flat to declining demand due to low birth rates, but the importance of this category to key retailers is expected to remain strong given the purchasing power of the infant diaper shopper. Oversupply is also driving pricing pressure. We are focused on growing our partner branded opportunities and expanding our relationships with major retailers that are committed to this space.

In 2020, we will remain focused on developing and scaling strategic customer, channel and supplier partnerships both in the adult incontinence and infant categories to capture opportunities for growth.

DOMTAR     2019 ANNUAL REPORT  15

PERSONAL CARE SEGMENT KEY FIGURES

Years ended December 31	2017	2018	**2019**
(In millions of dollars)			
Sales	996	1,000	**953**
Operating income (loss)	(527)	(5)	**(15)**
Depreciation and amortization	67	70	**65**
Capital expenditures	48	37	**41**
Total assets	1,406	1,331	**1,258**

SALES BY PRODUCT CATEGORY

- Adult Incontinence **69%**
- Infant **23%**
- Other **8%**

SALES BY REGION

- U.S. **52%**
- Europe **46%**
- Asia **1%**
- Other **1%**

SALES BY CHANNEL

- Healthcare **51%**
- Retail **37%**
- Direct-to-consumer **9%**
- Other **3%**

PERSONAL CARE SEGMENT FOOTPRINT

CORPORATE OFFICES

Fort Mill, South Carolina

Montreal, Quebec

DIVISION HEADQUARTERS

Raleigh, North Carolina

MANUFACTURING AND DISTRIBUTION FACILITIES

Aneby, Sweden

Delaware, Ohio

Greenville, North Carolina

Jesup, Georgia

Toledo, Spain

SALES OFFICES

Bodö, Norway

Bourgoin Jallieu, France

Daytona Beach, Florida

Tuitjenhorn, The Netherlands

Olivette, Missouri

Oslo, Norway

Linz, Austria

Madrid, Spain

Rheinfelden, Switzerland

Schwalbach am Taunus, Germany

Stockholm, Sweden

Texarkana, Arkansas

Wakefield, United Kingdom

16 DOMTAR 2019 ANNUAL REPORT

SHAREHOLDER

INFORMATION

DIVIDENDS DECLARED IN 2019
Declared	Record Date	Payable Date	Amount
Feb. 20, 2019	April 2, 2019	April 15, 2019	0.435
May 8, 2019	July 2, 2019	July 16, 2019	0.455
Aug. 7, 2019	Oct. 2, 2019	Oct. 15, 2019	0.455
Nov. 6, 2019	Jan. 2, 2020	Jan. 15, 2020	0.455

EXCHANGE LISTINGS

NYSE: UFS

TSX: UFS

DIVIDEND POLICY

Subject to approval by its Board of Directors, Domtar pays a quarterly dividend on its common stock.

TRANSFER AGENT AND REGISTRAR

By regular mail

Computershare

PO Box 505000

Louisville, KY 40233-5000

By overnight delivery

Computershare

462 South 4th Street, Suite 1600

Louisville, KY 40202

North American Toll Free Number:

1-877-282-1168

Tel.: 1-781-575-2879

computershare.com/investor

ANNUAL MEETING

Wednesday, May 6, 2020, 07:45 a.m. ET

Domtar Corporate Office

234 Kingsley Park Drive

Fort Mill, SC 29715

INVESTOR RELATIONS

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6

Tel.: 514-848-5049

Email: ir@domtar.com

Electronic versions of this report, SEC filings and other publications are available at domtar.com

2020 EARNINGS RELEASE SCHEDULE

First Quarter 2020: Thursday, April 30, 2020

Second Quarter 2020: Thursday, July 30, 2020

Third Quarter 2020: Thursday, October 29, 2020

Fourth Quarter 2020: Thursday, February 11, 2021

Each quarterly earnings release with accompanying financial tables will be issued before markets open, followed by a 10:00 a.m. ET conference call to discuss results. The above-mentioned dates are tentative and will be confirmed approximately three weeks prior to the official earnings release date.

DOMTAR     2019 ANNUAL REPORT

RECONCILIATION OF NON-GAAP
FINANCIAL MEASURES

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization”. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

(In millions of dollars, unless otherwise noted)			2017	2018	2019
Reconciliation of “Earnings before items” to Net earnings (loss)
	Net earnings (loss)	($)	(258)	283	84
(+)	Pension settlement loss	($)	—	—	22
(+)	Impairment of long-lived assets	($)	573	5	46
(+)	Closure and restructuring costs	($)	1	6	32
(+)	Litigation settlement	($)	—	2	—
(-)	Net gains on disposals of property, plant and equipment	($)	(11)	(3)	—
(-)	Reversal of contingent consideration	($)	(2)	—	—
(-)	U.S. Tax Reform	($)	(140)	(2)	—
(=)	Earnings before items	($)	163	291	184
(/)	Weighted avg. number of common shares outstanding (diluted)	(millions)	62.7	63.1	61.4
(=)	Earnings before items per diluted share	($)	2.60	4.61	3.00

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings (loss)
	Net earnings (loss)	($)	(258)	283	84
(+)	Equity loss, net of taxes	($)	—	2	2
(+)	Income tax expense (benefit)	($)	(125)	57	2
(+)	Interest expense, net	($)	66	62	52
(+)	Depreciation and amortization	($)	321	308	293
(+)	Impairment of long-lived assets	($)	578	7	58
(-)	Net gains on disposals of property, plant and equipment	($)	(13)	(4)	—
(=)	EBITDA	($)	569	715	491
(/)	Sales	($)	5,148	5,455	5,220
(=)	EBITDA margin	(%)	11%	13%	9%
	EBITDA	($)	569	715	491
(+)	Pension settlement loss	($)	—	—	30
(+)	Closure and restructuring costs	($)	2	8	42
(+)	Litigation settlement	($)	—	2	—
(-)	Reversal of contingent consideration	($)	(2)	—	—
(=)	EBITDA before items	($)	569	725	563
(/)	Sales	($)	5,148	5,455	5,220
(=)	EBITDA margin before items	(%)	11%	13%	11%

Reconciliation of “Free cash flow” to Cash flows from operating activities
	Cash flows from operating activities	($)	449	554	442
(-)	Additions to property, plant and equipment	($)	(182)	(195)	(255)
(=)	Free cash flow	($)	267	359	187

“Net debt-to-total capitalization” computation
	Bank indebtedness	($)	—	—	9
(+)	Long-term debt due within one year	($)	1	1	1
(+)	Long-term debt	($)	1 129	853	938
(=)	Debt	($)	1 130	854	948
(-)	Cash and cash equivalents	($)	(139)	(111)	(61)
(=)	Net debt	($)	991	743	887
(+)	Shareholders' equity	($)	2,483	2,538	2,376
(=)	Total capitalization	($)	3,474	3,281	3,263
	Net debt	($)	991	743	887
(/)	Total capitalization	($)	3,474	3,281	3,263
(=)	Net debt-to-total capitalization	(%)	29%	23%	27%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

DOMTAR     2019 ANNUAL REPORT

RECONCILIATION OF NON-GAAP

FINANCIAL MEASURES BY SEGMENT

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			Pulp and Paper			Personal Care			Corporate
(In millions of dollars, unless otherwise noted)			2017	2018	2019	2017	2018	2019	2017	2018	2019
Reconciliation of Operating income (loss) to “Operating income (loss) before items”
	Operating income (loss)	($)	237	438	225	(527)	(5)	(15)	(38)	(47)	(47)
(+)	Impairment of long-lived assets	($)	—	—	32	578	7	26	—	—	—
(-)	Net gains on disposals of property, plant and equipment	($)	(4)	(4)	—	—	—	—	(9)	—	—
(+)	Closure and restructuring costs	($)	—	—	22	2	8	20	—	—	—
(+)	Litigation settlement	($)	—	—	—	—	—	—	—	2	—
(-)	Reversal of contingent consideration	($)	—	—	—	—	—	—	(2)	—	—
(=)	Operating income (loss) before items	($)	233	434	279	53	10	31	(49)	(45)	(47)

Reconciliation of “Operating income (loss) before items” to “EBITDA before items”
	Operating income (loss) before items	($)	233	434	279	53	10	31	(49)	(45)	(47)
(+)	Pension settlement loss	($)	—	—	30	—	—	—	—	—	—
(+)	Non-service components of net periodic benefit cost	($)	13	19	(20)	—	—	—	(2)	(1)	(3)
(+)	Depreciation and amortization	($)	254	238	228	67	70	65	—	—	—
(=)	EBITDA before items	($)	500	691	517	120	80	96	(51)	(46)	(50)
(/)	Sales	($)	4,216	4,523	4,332	996	1,000	953	—	—	—
(=)	EBITDA margin before items	(%)	12%	15%	12%	12%	8%	10%	—	—	—

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

PRODUCTION
NOTES

Paper

Cover printed on 80 lb. Cougar® Cover, Smooth Finish. Insert printed on 70 lb. Cougar® Text, Smooth Finish. Form 10-K printed on 40 lb. Lynx® Opaque Ultra Text, Smooth Finish.

Printing

Cover and insert printed with UV inks on a Heidelberg Speedmaster CD 102 press 6-color units with in-line coater and full inter-deck and end-of-press extended delivery UV drying systems.

DOMTAR     2019 ANNUAL REPORT